Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Wednesday, July 31, 2013	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS

Sales Growth and Improved Margin Performance Produce Record Earnings

DULUTH, GA – July 31 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $3.0 billion during the second quarter of 2013, an increase of approximately 13.3% compared to net sales of $2.7 billion for the second quarter of 2012. Net income for the second quarter of 2013 was $2.15 per share. These results compare to net income of $2.08 per share for the second quarter of 2012. Excluding the unfavorable currency translation impact of approximately 0.5%, net sales in the second quarter of 2013 increased approximately 13.8% compared to the second quarter of 2012.

Net sales for the first six months of 2013 were approximately $5.5 billion, an increase of approximately 9.8% compared to the same period in 2012. Excluding the unfavorable impact of currency translation of approximately 1.5%, net sales for the first six months of 2013 increased approximately 11.3% compared to the same period in 2012. For the first six months of 2013, net income was $3.34 per share. This result compares to net income of $3.29 per share for the first six months of 2012.

Second Quarter Highlights

•	Sales growth was achieved across all regions, with the largest increases in South America and Asia/Pacific. Regional sales results(1): South America +28%; Asia/Pacific (“APAC”) +18%; Europe/Africa/ Middle East (“EAME”) +12%; North America +8%
•	Operating margins were 10.7% in the second quarter of 2013 vs. 9.8% in the second quarter of 2012. Regional operating margin performance: North America 15.4%, EAME 12.8%, South America 11.1%, APAC (0.7%)
•	Full year EPS guidance increased to approximately $6.00

(1)Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“AGCO’s strong performance in the second quarter produced record earnings and operating margins in excess of 10%,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Healthy market demand in North and South America generated growth in both sales and production. Low levels of material cost inflation coupled with our margin improvement initiatives also contributed to our improved results. We are successfully increasing margins through purchasing actions, factory efficiency projects and new product development. Our performance against our working capital targets is on track, and we are positioned for another year of strong cash flow generation.”

Market Update

Industry Unit Retail Sales

Six months ended June 30, 2013	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America	11%	41%
South America	26%	58%
Western Europe	(4%)	(11%)

“Elevated levels of farm profitability continued to drive global demand for agricultural equipment this quarter,” stated Mr. Richenhagen. “North American industry sales remain strong, despite the late and compressed Spring planting season. Crop conditions are tracking well, and the projected yields are well above last year’s drought- impacted production. Crop prices have declined, but remain at attractive levels. Market demand is mixed across Western Europe. The lingering impacts of a poor 2012 harvest and a cold, wet Spring are negatively impacting industry sales in the United Kingdom, Finland and Southern Europe. Strong levels of demand continue in the larger European markets of Germany and France. Market sales are robust in Brazil, where improved crop production, expanded government financing programs and favorable grain prices are supporting farm equipment investments. The growing population and the shift to higher protein diets are expected to drive increases in the consumption of food and demand for grain, providing long-term support for farm income and our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three months ended June 30,	2013	2012	Change from 2012	% change from 2012 due to currency translation(1)

North America	$788.9	$733.4	7.6%	—%
South America	540.0	448.5	20.4%	(7.4)%
Europe/Africa/Middle East	1,599.0	1,406.9	13.7%	1.5%
Asia/Pacific	120.3	101.3	18.8%	0.3%

Total	$3,048.2	$2,690.1	13.3%	(0.5)%

Six months ended June 30,	2013	2012	Change from 2012	% change from 2012 due to currency translation(1)
North America	$1,413.1	$1,299.9	8.7%	—%
South America	1,005.7	863.9	16.4%	(10.7)%
Europe/Africa/Middle East	2,792.2	2,606.7	7.1%	0.8%
Asia/Pacific	240.3	193.3	24.3%	(0.1)%

Total	$5,451.3	$4,963.8	9.8%	(1.5)%

(1)See Footnotes for additional disclosure

North America

Net sales grew 8.7% in AGCO’s North American region during the first half of 2013 compared to 2012. The expectation of improved crop production and attractive soft commodity prices supported elevated levels of industry demand. Sales were strongest in the professional producer segment, with the most significant increases in high horsepower tractors, implements and combines. Higher sales, a favorable product mix and margin improvement initiatives contributed to growth in income from operations of $47.8 million for the first half of 2013 compared to the same period in 2012.

South America

South American net sales grew 27.1% in the first half of 2013 compared to the same period in 2012, excluding the negative impact of currency translation. Higher sales in Brazil and Argentina produced most of the increase. Brazilian farmers benefited from an improved first harvest compared to the drought-impacted production in early 2012. Operating margins improved to 10.7% for the first six months of 2013 compared to 7.6% in the same period last year due to higher sales and the benefit of cost-reduction initiatives. Income from operations increased $42.4 million for the first half of 2013 compared to 2012.

EAME

Net sales improved by 6.3% in AGCO’s EAME region in the first six months of 2013 compared to the first half of 2012, on a constant currency basis, despite softer market conditions. Sales growth in France and Germany was partially offset by declines in the other European markets. EAME’s income from operations in the first half of 2013 was approximately flat compared to the same period in 2012. The benefit of higher sales was offset by increased engineering expenses and transition costs associated with the new Fendt tractor assembly facility during the first half of 2013.

Asia/Pacific

Excluding the negative impact of currency translation, net sales in the Asia/Pacific region were 24.4% higher in the first six months of 2013 compared to the same period in 2012. Growth in China, East Asia and Australia produced most of the increase. Income from operations in the Asia/Pacific region declined by $1.3 million in the first half of 2013 compared to the same period in 2012. The benefit of higher sales was offset by increased market development costs in China.

Outlook

Global industry demand is expected to be relatively flat in 2013 compared to 2012. Growth is projected in South America and North America while modest declines are anticipated for Western Europe. AGCO is targeting earnings per share of approximately $6.00 for the full year of 2013. Net sales are expected to range from $10.8 billion to $11.0 billion. Gross margin improvement is expected to be partially offset by increased market development expenses and higher engineering expenditures to meet Tier 4 final emission requirements.

“Following our strong performance in the second quarter, AGCO is on track for another year of record earnings. Our outlook for the remainder of the year remains solid, and we have increased our 2013 sales and earnings guidance,” continued Mr. Richenhagen. “Our priorities in 2013 are focused on meeting margin improvement targets while continuing to make strategic investments to benefit our long-term results. These investments include construction of a production facility in China and significant expenditures on new product development and market expansion.”

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, July 31, 2013. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, farm incomes, crop yields, population levels, margin improvements, investments in production facilities and product development, industry demand, market development expenses, working capital and cash flow levels, general economic conditions and engineering efforts, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•

Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2013, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	All acquisitions involve risks relating to retention of key employees and customers and fulfilling projections prepared by or at the direction of prior ownership. In addition, we may encounter difficulties in integrating recent and future acquisitions into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•	We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,150 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2012, AGCO had net sales of $10.0 billion. For more information, see http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$680.6	$781.3
Accounts and notes receivable, net	1,286.1	924.6
Inventories, net	2,043.0	1,703.1
Deferred tax assets	211.5	243.5
Other current assets	295.8	302.2

Total current assets	4,517.0	3,954.7
Property, plant and equipment, net	1,410.9	1,406.1
Investment in affiliates	391.4	390.3
Deferred tax assets	41.1	40.0
Other assets	121.6	131.2
Intangible assets, net	589.4	607.1
Goodwill	1,163.6	1,192.4

Total assets	$8,235.0	$7,721.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$88.1	$59.1
Convertible senior subordinated notes	196.7	192.1
Accounts payable	1,063.8	888.3
Accrued expenses	1,286.8	1,226.5
Other current liabilities	139.7	98.8

Total current liabilities	2,775.1	2,464.8
Long-term debt, less current portion	1,077.5	1,035.6
Pensions and postretirement health care benefits	309.8	331.6
Deferred tax liabilities	237.9	242.7
Other noncurrent liabilities	157.1	149.1

Total liabilities	4,557.4	4,223.8

Temporary Equity	7.3	16.5

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	1,098.3	1,082.9
Retained earnings	3,156.0	2,843.7
Accumulated other comprehensive loss	(619.1)	(479.4)

Total AGCO Corporation stockholders’ equity	3,636.2	3,448.2
Noncontrolling interests	34.1	33.3

Total stockholders’ equity	3,670.3	3,481.5

Total liabilities, temporary equity and stockholders’ equity	$8,235.0	$7,721.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2013	2012
Net sales	$3,048.2	$2,690.1
Cost of goods sold	2,337.9	2,078.7

Gross profit	710.3	611.4

Selling, general and administrative expenses	279.7	255.0
Engineering expenses	91.4	79.0
Amortization of intangibles	12.1	12.5

Income from operations	327.1	264.9

Interest expense, net	13.5	14.7
Other expense, net	10.2	6.1

Income before income taxes and equity in net earnings of affiliates	303.4	244.1

Income tax provision	104.4	57.3

Income before equity in net earnings of affiliates	199.0	186.8

Equity in net earnings of affiliates	14.1	15.3

Net income	213.1	202.1

Net loss attributable to noncontrolling interests	0.6	2.8

Net income attributable to AGCO Corporation and subsidiaries	$213.7	$204.9

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.20	$2.11

Diluted	$2.15	$2.08

Cash dividends declared and paid per common share	$0.10	$—

Weighted average number of common and common equivalent shares outstanding:
Basic	97.3	97.2

Diluted	99.3	98.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2013	2012
Net sales	$5,451.3	$4,963.8
Cost of goods sold	4,207.9	3,859.4

Gross profit	1,243.4	1,104.4

Selling, general and administrative expenses	535.4	493.9
Engineering expenses	179.4	151.1
Amortization of intangibles	24.1	24.7

Income from operations	504.5	434.7

Interest expense, net	26.1	27.7
Other expense, net	13.9	10.5

Income before income taxes and equity in net earnings of affiliates	464.5	396.5

Income tax provision	157.3	100.5

Income before equity in net earnings of affiliates	307.2	296.0

Equity in net earnings of affiliates	23.0	27.3

Net income	330.2	323.3

Net loss attributable to noncontrolling interests	1.5	1.8

Net income attributable to AGCO Corporation and subsidiaries	$331.7	$325.1

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.41	$3.35

Diluted	$3.34	$3.29

Cash dividends declared and paid per common share	$0.20	$—

Weighted average number of common and common equivalent shares outstanding:
Basic	97.2	97.1

Diluted	99.2	98.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$330.2	$323.3

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	101.4	85.7
Deferred debt issuance cost amortization	1.8	1.7
Amortization of intangibles	24.1	24.7
Amortization of debt discount	4.6	4.3
Stock compensation	28.1	19.2
Equity in net earnings of affiliates, net of cash received	(12.2)	(18.5)
Deferred income tax provision	27.7	2.4
Other	0.1	(0.2)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(389.8)	(248.2)
Inventories, net	(404.7)	(508.1)
Other current and noncurrent assets	2.9	(35.4)
Accounts payable	214.9	91.7
Accrued expenses	107.4	42.2
Other current and noncurrent liabilities	28.5	27.0

Total adjustments	(265.2)	(511.5)

Net cash provided by (used in) operating activities	65.0	(188.2)

Cash flows from investing activities:
Purchases of property, plant and equipment	(174.2)	(151.1)
Proceeds from sale of property, plant and equipment	2.2	0.2
Purchase of businesses, net of cash acquired	(0.1)	(2.4)
Investments in consolidated affiliates, net of cash acquired	—	(20.1)
Investments in unconsolidated affiliates, net	—	(7.9)
Restricted cash and other	—	(2.0)

Net cash used in investing activities	(172.1)	(183.3)

Cash flows from financing activities:
Proceeds from debt obligations, net	91.7	42.8
Payment of debt issuance costs	—	(0.1)
Payment of minimum tax withholdings on stock compensation	(15.9)	—
Payment of dividends to stockholders	(19.4)	—
Purchases and retirement of common stock	(1.0)	—
(Distribution to) investment by noncontrolling interests	(2.1)	(0.3)

Net cash provided by financing activities	53.3	42.4

Effects of exchange rate changes on cash and cash equivalents	(46.9)	(1.9)

Decrease in cash and cash equivalents	(100.7)	(331.0)
Cash and cash equivalents, beginning of period	781.3	724.4

Cash and cash equivalents, end of period	$680.6	$393.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of goods sold	$1.3	$0.6	$1.9	$1.2
Selling, general and administrative expenses	18.5	10.4	26.4	18.2

Total stock compensation expense	$19.8	$11.0	$28.3	$19.4

2.	INDEBTEDNESS

Indebtedness at June 30, 2013 and December 31, 2012 consisted of the following:

	June 30, 2013	December 31, 2012
1 1/4% Convertible senior subordinated notes due 2036	$196.7	$192.1
4 1/2% Senior term loan due 2016	260.4	264.2
5 7/8% Senior notes due 2021	300.0	300.0
Credit facility, expires 2016	512.5	465.0
Other long-term debt	92.7	65.5

	1,362.3	1,286.8
Less: Current portion of long-term debt	(88.1)	(59.1)
1 1/4% Convertible senior subordinated notes due 2036	(196.7)	(192.1)

Total indebtedness, less current portion	$1,077.5	$1,035.6

Holders of the Company’s 1 1/4% convertible senior subordinated notes may require the Company to repurchase the notes at a repurchase price of 100% of their principal amount, plus any interest, on December 15, 2013. In addition, holders may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $40.58 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of June 30, 2013, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending June 30, 2013, and, therefore, the holders of the notes may convert the notes during the three months ending September 30, 2013. As of June 30, 2013, the Company classified the notes as a current liability due to the redemption feature discussed above, as well as the ability of the holders of the notes to convert the notes during the three months ending September 30, 2013. As of December 31, 2012, the Company classified the notes as a current liability due to the redemption feature of the notes. As of June 30, 2013 and December 31, 2012, the Company also classified approximately $4.6 million and $9.2 million, respectively, of the equity component of the 1 1/4% convertible senior subordinated notes as “Temporary equity.” The amount classified as “Temporary equity” was measured as the excess of (i) the amount of cash that would be required to be paid upon conversion over (ii) the current carrying amount of the liability-classified component. Due to the redemption feature of the notes, unless converted prior to such date, the notes will be required to be classified as a current liability through at least December 15, 2013. Holders of the notes may convert the notes earlier than December 15, 2013 dependent on the closing sales price of the Company’s common stock during future quarters in 2013, as previously discussed. Future classification of the notes between current liabilities and long-term debt beyond December 15, 2013 will be dependent on the closing sales price of the Company’s common stock during future quarters, until the fourth quarter of 2015, unless the Company chooses to redeem the notes beginning December 19, 2013.

3.	INVENTORIES

Inventories at June 30, 2013 and December 31, 2012 were as follows:

	June 30, 2013	December 31, 2012
Finished goods	$818.6	$598.5
Repair and replacement parts	567.8	505.6
Work in process	145.3	137.5
Raw materials	511.3	461.5

Inventories, net	$2,043.0	$1,703.1

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS

At June 30, 2013 and December 31, 2012, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of June 30, 2013 and December 31, 2012, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.3 billion and $1.1 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.5 million and $12.1 million during the three and six months ended June 30, 2013, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.4 million and $10.6 million during the three and six months ended June 30, 2012, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of June 30, 2013 and December 31, 2012, these retail finance joint ventures had approximately $95.1 million and $100.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.	NET INCOME PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2013 and 2012 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$213.7	$204.9	$331.7	$325.1

Weighted average number of common shares outstanding	97.3	97.2	97.2	97.1

Basic net income per share attributable to AGCO Corporation and subsidiaries	$2.20	$2.11	$3.41	$3.35

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$213.7	$204.9	$331.7	$325.1

Weighted average number of common shares outstanding	97.3	97.2	97.2	97.1
Dilutive stock-settled appreciation rights, performance share awards and restricted stock awards	0.9	1.0	0.9	1.1
Weighted average assumed conversion of contingently convertible senior subordinated notes	1.1	0.2	1.1	0.6

Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	99.3	98.4	99.2	98.8

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$2.15	$2.08	$3.34	$3.29

6.	SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2013 and 2012 are as follows:

Three Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2013
Net sales	$788.9	$540.0	$1,599.0	$120.3	$3,048.2
Income (loss) from operations	121.6	59.7	204.9	(0.8)	385.4

2012
Net sales	$733.4	$448.5	$1,406.9	$101.3	$2,690.1
Income from operations	95.7	41.7	170.0	5.1	312.5

Six Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2013
Net sales	$1,413.1	$1,005.7	$2,792.2	$240.3	$5,451.3
Income from operations	193.7	108.0	304.6	4.7	611.0

2012
Net sales	$1,299.9	$863.9	$2,606.7	$193.3	$4,963.8
Income from operations	145.9	65.6	305.8	6.0	523.3

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Segment income from operations	$385.4	$312.5	$611.0	$523.3
Corporate expenses	(27.7)	(24.7)	(56.0)	(45.7)
Stock compensation expense	(18.5)	(10.4)	(26.4)	(18.2)
Amortization of intangibles	(12.1)	(12.5)	(24.1)	(24.7)

Consolidated income from operations	$327.1	$264.9	$504.5	$434.7

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and six months ended June 30, 2013, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2013	2012	% change from 2012	$	%
North America	$788.9	$733.4	7.6%	$—	—%
South America	540.0	448.5	20.4%	(33.4)	(7.4)%
Europe/Africa/Middle East	1,599.0	1,406.9	13.7%	20.6	1.5%
Asia/Pacific	120.3	101.3	18.8%	0.3	0.3%

	$3,048.2	$2,690.1	13.3%	$(12.5)	(0.5)%

	Six Months Ended June 30,			Change due to currency translation
	2013	2012	% change from 2012	$	%
North America	$1,413.1	$1,299.9	8.7%	$(0.4)	—%
South America	1,005.7	863.9	16.4%	(92.8)	(10.7)%
Europe/Africa/Middle East	2,792.2	2,606.7	7.1%	19.9	0.8%
Asia/Pacific	240.3	193.3	24.3%	(0.1)	(0.1)%

	$5,451.3	$4,963.8	9.8%	$(73.4)	(1.5)%